Principal Life Insurance Company
Des Moines, IA 50392-0001
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE POLICY

The amount of the death benefit, the duration of the coverage and Policy Values that are based on the Separate Account assets are not guaranteed and will decrease or increase with investment experience. This policy is non-participating.

Benefits are payable at the earlier of the Policy Maturity Date or the death of the Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date shown on the Data Pages or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits.
This policy is a legal contract between You, as owner(s), and Us, Principal Life Insurance Company, a stock company. Your policy is issued by Principal Life Insurance Company based on the information in the application and payment of premiums as shown on the Data Pages. We will pay the benefits of this policy in accordance with its provisions.
Your Net Premiums are added to Your Policy Value. You may allocate Your Net Premiums to one or more of the Divisions, the Fixed Account, and to the Fixed Dollar Cost Averaging Account.
The portion of Your Policy Value that is in the Divisions will increase or decrease from day to day depending on the investment experience of the Divisions that You have chosen. There are no minimum guarantees regarding such portion of Your Policy Value.
The portion of Your Policy Value that is in the Fixed Account or the Fixed Dollar Cost Averaging Account will be credited interest at a rate We determine. Such rate will not be less than the Guaranteed Minimum Interest Crediting Rate on the Fixed Account shown on the Data Pages.
The amount or duration of the death benefit may be variable or fixed under specified conditions and may increase or decrease. The Death Proceeds section of this policy provides the method for determining the amount of insurance payable at death.
RIGHT TO EXAMINE POLICY. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR HOME OFFICE WITHIN TEN DAYS OF THE DATE YOU RECEIVED IT AND WE WILL REFUND YOUR PREMIUM. IF THIS POLICY IS A REPLACEMENT POLICY, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR HOME OFFICE WITHIN 60 DAYS OF THE DATE YOU RECEIVED IT AND WE WILL REFUND THE NET POLICY VALUE PLUS ANY FEES OR CHARGES TAKEN, WHICH MAY BE MORE OR LESS THAN PREMIUMS PAID. YOUR POLICY WILL THEN BE CONSIDERED VOID FROM ITS INCEPTION. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

For any questions regarding this policy, please contact Your agent or Our Home Office at [1-800-247- 9988] or [www.Principal.com].

SF 992 NY U A	[SAMPLE]

This policy starts on the Policy Date and will stay in force until the earlier of the Policy Maturity Date shown on the Data Pages or the death of the Insured so long as You satisfy the requirements outlined in Your policy.

TABLE OF CONTENTS

Data Pages	3	Policy Charges	19
Definitions In This Policy	4	Monthly Policy Charges	19
Purchasing And Keeping The Policy In Force	6	Cost Of Insurance	19
Premium Payments	6	Cost Of Insurance Rates	20
Planned Periodic Premiums	6	Monthly Policy Issue Charge	20
Premium Payment Limits	7	Premium Expense Charge	20
Continuation Of Insurance	7	Adjustment Options	20
Reduced Paid-Up Benefit Option	7	Requesting An Adjustment	20
No Lapse Guarantee Test	8
Grace Period	8	Adjusting The Face Amount	21
Termination	9	Approval Of An Adjustment	21
Reinstatement	9	Death Proceeds	22
Premium Investment Options	10	Death Benefit Options	22
Allocations	10	Changes In Death Benefit Options	23
Fixed Account	10	Maturity Proceeds	23
Fixed Dollar Cost Averaging Account	10	Maturity Date Extension	23
(Fixed DCA Account)		Right To Exchange	24
Divisions	11	Owner, Beneficiary, Assignment	24
Variable Life Separate Account	11	Owner	24
Benefits While The Policy Is In Force	12	Beneficiary	24
Policy Values	12	Change Of Owner Or Beneficiary	25
Loan Account Value	12	Assignment	25
Fixed Account Value	12	General Information	25
Fixed DCA Account Value	12	The Contract	25
Division Value	13	Alterations	25
Unit Values	13	Risk Reclassification	25
Net Investment Factor	13	Requesting Additional Benefits By Rider	25
Transfers	13	Incontestability	26
Transfers Allowed	13	Misstatement Of Age	26
Transfers From Fixed Account	14	Deferment	26
Transfers From Fixed DCA Account	14	Suicide	27
Transfers From Divisions	14	Changes in Policy Charges and Rates	28
Automatic Portfolio Rebalancing (APR)	15	Basis Of Values	28
Policy Loans	15	Statement Of Value	28
Loan Account	16	Illustrative Report	28
Loan Interest Charge	16	Applicable Tax Law	29
Repayment	16
Policy Surrender	16
Surrender Charges	16
Partial Surrenders	17

A copy of the application and any additional benefits provided by rider follow the last page of this policy.

DATA PAGES

Individual Flexible Premium Variable Adjustable Universal Life

POLICY DATA

Policy Number:	[Sample]
Owner(s):	[John Doe]
For additional owners or subsequent ownership changes, see application or letter(s) of acknowledgement.
Insured’s Name:	[John Doe]
Insured’s Risk Class:	[Standard Nontobacco]

Insured’s Age and Gender:	[35, Unisex]

Policy Date:	[June 1, 2022]

[Changed of Insured Date:	[January 1, 2025]

[Adjustment Date:	[June 1, 2027]

[Reinstatement Date:	[June 1, 2030]

Policty Maturity Date:	[May 31, 2107]

Face Amount:	[$100,000]

Death Benefit Option:	Option [1]

Life Insurance Qualification Test:	[Guideline Premium Test]

PLANNED PERIODIC PREMIUM:	[$1,000.00]
Planned Premium Frequency:	[Annual]

No Lapse Guaranteed Period:	[10] Policy Years
No Lapse Guarantee Monthly Premium:
Applicable during the No Lapse Guarantee Period.	[$54.50]

[Dollar Cost Averaging Duration (DCA Duration):	[6 Months]

For this policy to provide life insurance protection on the Insured until the Policy Maturity Date, sufficient premiums must be paid. Because current Cost of Insurance Rates and interest rates are not guaranteed, You may have to pay more than the Planned Periodic Premiums shown above to keep this policy and coverage in force until the Policy Maturity Date, and to keep any additional benefit riders in force. Any changes made to Your policy and/or the amount, frequency and timing of premium payments may have a direct impact on the policy's values and guarantees. Even if coverage continues to the Policy Maturity Date, there may, in fact, be little or no Net Surrender Value. The length of the protection period of this policy, policy values and policy guarantees may be directly affected by:
1.Investment performance of the Divisions of the Separate Account and the amount of interest credited to the Fixed Account;
2.The amount, timing and frequency of Your premium payments;
3.Changes in the Face Amount and Death Benefit Option;

SF 992 NY U A	3-1	[SAMPLE]

4.Changes in the Monthly Policy Charge deducted from the Policy Value of this policy;
5.Changes in the Premium Expense Charge deducted from premium payments;
6.Partial Surrenders; and
7.Policy loans.

The Guaranteed Minimum Interest Crediting Rate on the Fixed Account is 1%. An interest crediting rate above 1% is not guaranteed.

We have the right to change the amount of interest credited to the policy and the amount of cost of insurance or other expense charges deducted under the policy, which, in addition to the portion of the Your Policy Value that is in the Divisions and not guaranteed, may require You to pay more premium than was illustrated or may result in cash values (referred to as Policy Value in this policy) less than those illustrated.

The Death Benefit Discount Rate is 1.000829538.

The Guaranteed Minimum Policy Loan Crediting Rate on the Loan Account is [2%].

The Guaranteed Maximum Policy Loan Interest Rate: the loan interest rate is [3.5%] in Policy Years 1 - 10 and [2.0%] in Policy Years 11 and after.

The Reduced Paid-Up Interest Rate is 2.00%.

SF 992 NY U A	3-2	[SAMPLE]

DETAILED SCHEDULE OF FACE AMOUNTS AND RISK CLASSES

Face Amount:	[$50,000]
Insured's Risk Class:	[Standard Nontobacco]
Effective Date:	[June 1, 2024]

Face Amount:	[$50,000]
Insured's Risk Class:	[Standard Tobacco]
Effective Date:	[June 1, 2027]

SF 992 NY U A	3-3	[SAMPLE]

CHARGES AND LIMITS
•Guaranteed Maximum Surrender Charges per policy:
A surrender charge will be deducted from Your Policy Value if this policy is surrendered in full for its Net Surrender Value or if this policy terminates within 10 years from issue or Face Amount increase. Any Face Amount increase will have its own surrender charge and surrender charge period. A Face Amount decrease will not decrease the Guaranteed Maximum Surrender Charges. The Guaranteed Maximum Surrender Charges do not exceed the maximum charges allowed by the state in which this policy is delivered. Such maximum charges are based on the mortality table used as the basis for the guaranteed maximum cost of insurance rates and a nonforfeiture interest rate of 4.0%.
The Guaranteed Maximum Surrender Charge for each Policy Year is shown in the table below, subject to adjustment for any Face Amount increases that are described in the Adjustment Options section of this policy.

Policy Year	Amount
[1	$2,006.00
2	$1,803.39
3	$1,532.58
4	$1,263.78
5	$992.97
6	$613.84
7	$316.95
8	$98.29
9	$0.00
10	$0.00
11 and later	$ 0.00
•The Guaranteed Maximum Premium Expense Charge is 10.50% of each premium.
The Guaranteed Maximum Monthly Policy Issue Charge, deducted on a monthly basis, is $[0.22534] per $1,000 of Face Amount for all Policy Years, subject to adjustment for any Face Amount increases. Any Face Amount increase will have its own Guaranteed Maximum Monthly Policy Issue Charge. Revised Data Pages will be provided that reflect the revised Guaranteed Maximum Monthly Policy Issue Charge.
•The Guaranteed Maximum Monthly Administration Charge, deducted on a monthly basis, is $10.00 for all Policy Years.
•The Guaranteed Maximum Annual Asset Based Charge, deducted on a monthly basis, is 0.15% of the value of the Divisions for all Policy Years.
•The Minimum Face Amount is $100,000.
•The Minimum Face Amount Increase is $50,000.
•The Minimum Fixed Account or Division Value for scheduled transfers is $2,500.
•The Minimum Unscheduled Transfer Amount is the lesser of $100, or the balance of the Divisions, Fixed Account, or Fixed DCA Account from which funds are being transferred.
•The first unscheduled Division transfer in a Policy Year is free. We may charge a Transfer Fee of [$25.00] for each additional transfer.

SF 992 NY U A	3-4	[SAMPLE]

•The Minimum Scheduled Transfer Amount is $100 from any of the Divisions and $50 from the Fixed Account.
•The Minimum Fixed DCA Account Amount is $1,000.
•The Minimum Unscheduled Partial Surrender Amount is $500.

SF 992 NY U A	3-5	[SAMPLE]

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

Monthly Rates Per $1,000.00 of Net Amount At Risk

Insured’s Attained Age	Monthly Rate	Insured’s Attained Age	Monthly Rate	Insured’s Attained Age	Monthly Rate	Insured’s Attained Age	Monthly Rate
[35	0.10340	58	0.41696	81	4.67573	104	49.16015
36	0.11342	59	0.45803	82	5.23914	105	52.35448
37	0.12343	60	0.50583	83	5.93258	106	55.39233
38	0.13428	61	0.56121	84	6.73588	107	59.86669
39	0.14514	62	0.62251	85	7.66991	108	64.86460
40	0.15683	63	0.69227	86	8.75521	109	70.48782
41	0.16768	64	0.76967	87	9.98949	110	76.86306
42	0.17687	65	0.85220	88	11.38550	111	83.33333
43	0.18188	66	0.94157	89	12.90934	112	83.33333
44	0.18689	67	1.03696	90	14.55000	113	83.33333
45	0.19274	68	1.14092	91	16.25878	114	83.33333
46	0.19942	69	1.25687	92	18.00784	115	83.33333
47	0.20527	70	1.39083	93	19.78934	116	83.33333
48	0.21196	71	1.54711	94	21.50227	117	83.33333
49	0.21864	72	1.72843	95	23.10746	118	83.33333
50	0.22951	73	1.93666	96	25.22270	119	83.33333
51	0.24288	74	2.17031	97	27.56458	120	83.33333]
52	0.25877	75	2.42960	98	30.20830
53	0.27717	76	2.71135	99	33.12764
54	0.29724	77	3.01839	100	36.29464
55	0.32234	78	3.35538	101	39.39965
56	0.34996	79	3.73495	102	42.61722
57	0.38094	80	4.16915	103	45.89010

Basis of Values: Guaranteed maximum cost of insurance rates are based on the 2017 CSO Mortality Composite Table, Ultimate, (80% Male/20% Female), age nearest birthday.

[The guaranteed cost of insurance rates reflect a substandard rating of [2.00] times standard.]

[The guaranteed cost of insurance rates reflect an additional monthly rate charge per thousand of Net Amount at Risk of: [$0.0625] that automatically ends on the later of Your 20th policy anniversary or Attained Age 65.]

[The guaranteed cost of insurance rates reflect an additional monthly rate charge per thousand of Net Amount at Risk of [$0.0625] that automatically ends on [May 31, 2032].]

SF 992 NY U A	3-6	[SAMPLE]

TABLE OF APPLICABLE PERCENTAGES FOR DEATH BENEFIT OPTIONS

This policy complies with Section 7702 of the Internal Revenue Code under the [Guideline Premium Test], which requires that the total death benefit is greater than or equal to the Policy Value multiplied by the applicable percentage from the following table.

Insured’s Attained Age	Percentage of Policy Value	Insured’s Attained Age	Percentage of Policy Value	Insured’s Attained Age	Percentage of Policy Value
[35	250.00	64	122.00	93	102.00
36	250.00	65	120.00	94	101.00
37	250.00	66	119.00	95	101.00
38	250.00	67	118.00	96	101.00
39	250.00	68	117.00	97	101.00
40	250.00	69	116.00	98	101.00
41	243.00	70	115.00	99	101.00
42	236.00	71	113.00	100	101.00
43	229.00	72	111.00	101	101.00
44	222.00	73	109.00	102	101.00
45	215.00	74	107.00	103	101.00
46	209.00	75	105.00	104	101.00
47	203.00	76	105.00	105	101.00
48	197.00	77	105.00	106	101.00
49	191.00	78	105.00	107	101.00
50	185.00	79	105.00	108	101.00
51	178.00	80	105.00	109	101.00
52	171.00	81	105.00	110	101.00
53	164.00	82	105.00	111	101.00
54	157.00	83	105.00	112	101.00
55	150.00	84	105.00	113	101.00
56	146.00	85	105.00	114	101.00
57	142.00	86	105.00	115	101.00
58	138.00	87	105.00	116	101.00
59	134.00	88	105.00	117	101.00
60	130.00	89	105.00	118	101.00
61	128.00	90	105.00	119	101.00
62	126.00	91	104.00	120	101.00
63	124.00	92	103.00	121+	101.00]

SF 992 NY U A	3-7	[SAMPLE]

[SF 612 NY Aviation Exclusion Rider
Effective Date:     [June 1, 2022]]

[SF 852 NY Change of Insured Rider
Effective Date: [June 1, 2022]
Expiration Date:     [June 1, 2057]]

[SF 853 NY Cost of Living Increase Rider
Effective Date:     [June 1, 2022]
Expiration Date:             [May 31, 2042]
Minimum Cost of Living Increase:     $1,000
Maximum Cost of Living Increase:     Lesser of $100,000 or 30% of Cost of Living Base
Cost of Living Base:     [$100,000]]

[SF 854 NY Death Benefit Guarantee Rider
Effective Date:     [June 1, 2022]
Expiration Date:     [June 1, 2052]
Death Benefit Guarantee Monthly
Premium:     [$54.50 ]

Based on payment of the Death Benefit Guarantee Monthly Premium, You may have to pay an additional lump sum payment to keep the policy in force on the Death Benefit Guarantee Rider Expiration Date. You may contact Us for additional information about such payment.]

[SF 934 NY Life Paid-Up Rider (Overloan Protection)
Effective Date:     [June 1, 2022]
Life Paid-Up Rider Charge:     Maximum of [7.5%] of Policy Value
Guaranteed Minimum Loan Indebtedness Percent: [92%] of Surrender Value
Death Benefit Factor:     105%
Minimum Policy Duration:     15 Years]

SF 992 NY U A	3-8	[SAMPLE]

[SF 993 NY Surrender Value Enhancement Rider
Effective Date:            [June 1, 2022]
Expiration Date:        [May 31, 2029]
Maximum Rider Charge:     2.0% of premiums paid in excess of Target Premium in the
first 7 Policy Years; no charge in subsequent Policy Years.

Target Premium:     [$1,158.00]

Policy Year O Full Surrende	Surrender Charge Percentage
1	[100%]
2	[100%]
3	[100%]
4	[80%]
5	[80%]
6	[80%]
7	[50%]

Policy Year of Full Surrender	Additional Amount
1	[3.36%] of the sum of premium received less partial surrenders since issue
2	[0.44%] of the sum of premium received less partial surrenders since issue
3	[0.10%] of the sum of premium received less partial surrenders since issue
4	[0.10%] of the sum of premium received less partial surrenders since issue
5	[0.10%] of the sum of premium received less partial surrenders since issue
6	[0.10%] of the sum of premium received less partial surrenders since issue
7	[0.10%] of the sum of premium received less partial surrenders since issue]
[SF 857 NY A Waiver of Monthly Policy Charge Rider
Effective Date:     [June 1, 2022]
Termination:     To the later of the Insured’s Age 65 Policy Anniversary or the end of a waiver period in effect on the Insured’s Age 65 policy
anniversary.
Maximum Face Amount:     $7,500,000

Guaranteed Maximum Cost of Waiver Rates
Monthly Rates per $1,000.00 of Net Amount at Risk

Insured’s Attained Age	Monthly Rate	Insured’s Attained Age	Monthly Rate
[35	0.00931	50	0.03672
36	0.01021	51	0.04615
37	0.01234	52	0.05434
38	0.01343	53	0.06375
39	0.01451	54	0.07431
40	0.01568	55	0.08703
41	0.01677	56	0.11199
42	0.01769	57	0.13714
43	0.02001	58	0.15011
44	0.02056	59	0.16947
45	0.02120	60	0.15175
46	0.02393	61	0.12908
47	0.02669	62	0.11205
48	0.02967	63	0.09692
49	0.03280	64	0.07697]
The Guaranteed Maximum Cost of Waiver Rates above are based on a waiver rating of [1.0] times standard rates.]

SF 992 NY U A	3-9	[SAMPLE]

[SF 858 NY A Waiver of Specified Premium Rider
Effective Date:         [June 1, 2022]
Expiration Date:         The later of the Insured’s Age 65 Policy
Anniversary or the end of a waiver period in
effect on the Insured’s Age 65 Policy
Anniversary.
Monthly Specified Premium: [$83.33]
Monthly Waiver Cost per $100 of Specified
Premium:     [$0.38]
Maximum Specified Premium per Policy Year: $75,000

All amounts are covered for Waiver of Specified Premium benefits at [1.0] times standard premium rate.]

These Data Pages Prepared On: [June 1, 2022]

/s/ Daniel J. Houston
Chairman, President and CEO

Principal Life Insurance Company
Des Moines, Iowa 50392-0001

SF 992 NY U A	3-10	[SAMPLE]

DEFINITIONS IN THIS POLICY

All of the following defined terms and phrases and certain items on Your Data Pages are capitalized throughout the policy. Please read them carefully as they will help You understand the policy provisions.

ACCOUNT VALUE is the Policy Value excluding any values Your policy has in the Loan Account.

ADJUSTMENT DATE is the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE is the Insured's Age on the birthday nearest to the Policy Date, plus the number of complete Policy Years that have elapsed since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange (“NYSE”) is open for trading, and trading is not restricted.

DATA PAGES are the pages of this policy which contain information specific to You, to the Insured and the policy. Revised Data Pages will only be sent to You when a change is made to Your policy.

DOLLAR COST AVERAGING DURATION (DCA Duration) means the length of time over which the entire Fixed DCA Account value will be transferred to the Fixed Account and/or any Division(s). The DCA Duration is shown on the Data Pages.

DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements, including the initial premium, for issuance of a policy have been satisfied.

FACE AMOUNT is the amount used to determine the death benefit provided by the policy. The Face Amount may be increased or decreased as described in the policy. The Face Amount is shown on the Data Pages.

FIXED ACCOUNT is an account for which interest is credited at rates determined by Us. It is that part of the Policy Value that is not in the Divisions, Fixed DCA Account, or Loan Account. The Guaranteed Minimum Interest Crediting Rate on the Fixed Account is shown on the Data Pages.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account) is an account to which Net Premiums may be allocated and from which a portion of the Policy Value is transferred to the Fixed Account and/or Division(s) on a monthly basis over the DCA Duration.

HOME OFFICE is the address shown on Your policy cover page.

INITIAL FACE AMOUNT is the original Face Amount that was in effect on the Policy Date.

INSURED is the person named as the Insured on the Data Pages of the policy. The Insured may or may not be the owner.

LOAN ACCOUNT is that part of the Policy Value that reflects any Loan Indebtedness.

LOAN INDEBTEDNESS is any outstanding policy loan(s) and unpaid loan interest.

MONTHLY DATE is the day of the month which is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.

SF 992 NY A	4	[SAMPLE]

MONTHLY POLICY CHARGE is the amount deducted from the Policy Value on each Monthly Date as described in the Policy Charges section.

MUTUAL FUND is a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NET AMOUNT AT RISK is the result of:
1.the death benefit as described in the Death Proceeds section of this policy at the beginning of the Policy Month, divided by the Death Benefit Discount Rate shown on the Data Pages; minus
2.the Policy Value at the beginning of the Policy Month calculated as if the Monthly Policy Charge was zero.

NET ASSET VALUE is the result obtained when a Mutual Fund's assets are reduced by its liabilities. The Net Asset Value of a Mutual Fund's shares is the Net Asset Value of the Mutual Fund divided by the number of outstanding shares of the Mutual Fund.

NET POLICY VALUE is the Policy Value less any Loan Indebtedness.

NET PREMIUM is the gross premium paid less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Fixed Account, Fixed DCA Account, and/or Divisions.

NET SURRENDER VALUE is the Surrender Value less any Loan Indebtedness.

NOTICE is a communication that is acceptable to Us in form and substance and that We receive in Our Home Office. We will require You to use a form We provide for certain Notices, including, for example, a policy surrender, a change of beneficiary, or a request to adjust Your policy.

POLICY DATE is the date from which Monthly Dates, Policy Years, and policy anniversaries are determined. The Policy Date is shown on the Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.

POLICY MATURITY DATE is the date to which this policy will stay in force, unless the death of the Insured occurs prior to that date, so long as all requirements outlined in the policy are satisfied. The Policy Maturity Date is shown on the Data Pages. The Policy Maturity Date may be extended as described in the Maturity Date Extension provision.

POLICY MONTH is any one-month period beginning on the Monthly Date.

POLICY VALUE is the sum of the values in the Loan Account, Divisions, Fixed Account, and Fixed DCA Account.

POLICY YEAR is the one-year period beginning on the Policy Date and ending one day before the first policy anniversary and each subsequent one-year period beginning on a policy anniversary.

Example: If the Policy Date is November 21, 2022, the first Policy Year ends on November 20, 2023. The first policy anniversary falls on November 21, 2023.

SF 992 NY A	5	[SAMPLE]

PREMIUM EXPENSE CHARGE is the charge deducted from premium payments. The Premium Expense Charge will not exceed the Guaranteed Maximum Premium Expense Charge shown on the Data Pages.

PRORATED BASIS is the proportion the value of a particular Division, the Fixed Account, or the Fixed DCA Account bears to the total value of all Divisions, the Fixed Account, and the Fixed DCA Account.

SEPARATE ACCOUNT is Principal Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details.

SURRENDER VALUE is the Policy Value less any surrender charges.

UNIT is the accounting measure used to calculate the Division values.

VALUATION PERIOD is the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Business Day, and ending at the close of normal trading of the NYSE on the next Business Day.

WE, OUR, US, THE COMPANY is Principal Life Insurance Company.

YOU, YOUR is the owner(s) of this policy.

PURCHASING AND KEEPING THE POLICY IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. All premiums are payable to Us at Our Home Office or to any other address We provide to You in writing. Premiums, including Planned Periodic Premiums, may be paid to Us through any premium payment method or frequency schedule then currently available. Once premiums are received and applied to the policy, they will not be refunded or returned except as specifically stated elsewhere in the policy or any attached riders. Each premium payment must be honored by Your financial institution upon initial receipt to be considered a payment. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give You a receipt on request.

We will allocate initial Net Premiums to the Money Market Division. We will then re-allocate initial Net Premiums to the requested Division(s) and/or Fixed Account at the end of the Right To Examine Policy period. However, if the purchase of this policy is a replacement for another policy, the initial Net Premium will be immediately allocated to the Divisions, Fixed Account, and/or the Fixed DCA Account as directed in the application, unless You direct otherwise.

Your most recent premium allocation instructions on file with Us apply to future allocations of premiums, unless You change them by providing Us Notice.

You should identify the purpose of any payment as either a premium payment or a loan payment. If You do not, We will apply any payment to first repay any Loan Indebtedness.

PLANNED PERIODIC PREMIUMS

The Planned Periodic Premium is the premium amount You plan to pay on the frequency schedule you elect.

You may change the amount, frequency schedule or duration of Your Planned Periodic Premium by providing Notice to Us. After You pay Your issue premium, We will send to Your last known address

SF 992 NY A	6	[SAMPLE]

courtesy reminder notices for Your Planned Periodic Premium on the annual, semi-annual or quarterly frequency schedule.

PREMIUM PAYMENT LIMITS

You may make premium payments that are greater than the Planned Periodic Premium. However, except for any amount necessary to continue the policy in force, We will refund any premiums that would disqualify this policy as “life insurance” as defined in the Internal Revenue Code, Section 7702, as amended.

Except for any amount necessary to continue the policy in force, We reserve the right to refund any premium that increases the policy's death benefit by more than it increases the Policy Value, Alternatively, We may require satisfactory evidence of insurability.

Unless You provide Us Notice, We reserve the right to refund any premiums that would make this policy a modified endowment contract as defined in the Internal Revenue Code, Section 7702A, as amended.

CONTINUATION OF INSURANCE

This policy will continue in force, even if You do not make a premium or loan payment, as long as the Net Surrender Value is sufficient to pay the Monthly Policy Charge which is due on the Monthly Date. If the Net Surrender Value is not sufficient, the Grace Period provision will then apply.

REDUCED PAID-UP BENEFIT OPTION

As long as Your policy is in force and the Insured is living, You may send Us a written request to transfer all of Your Division values to the Fixed Account, and then apply the Net Surrender Value towards the purchase of a guaranteed fixed paid-up benefit. The Net Surrender Value will be used as a net single premium to buy paid-up insurance at the Insured's Attained Age on the date of the request. Reduced paid-up benefits will be calculated using the 2017 CSO table referenced in the Basis of Values section of the Data Pages and the Reduced Paid-Up Interest Rate referenced on the Data Pages, and will not be less than those required by the laws of the state in which this policy was delivered. Any remaining portion of the Net Surrender Value not applied to buy paid-up insurance will be paid to You.

Once Your policy is paid-up, the Monthly Policy Charge will be zero, partial surrenders, transfers, face amount adjustments or death benefit option changes will not be permitted, and any attached riders will terminate. Policy loans and loan repayments may continue to be made after this option has been exercised.

Under this option:
1.At any time prior to the Insured’s Attained Age 121, no interest will be credited, the Surrender Value will be equal to the net single premium at that time for the Total Face Amount of paid-up insurance and the death benefit will be equal to the Total Face Amount of paid-up insurance.
2.On the Insured’s Attained Age 121, the Surrender Value will be equal to the Total Face Amount of paid-up insurance and the death benefit will be equal to 101% of the Surrender Value.
3.At any time after the Insured’s Attained Age 121, the Surrender Value will be equal to the Surrender Value on the Insured’s Attained Age 121, plus interest credited from the Insured’s Attained Age 121 to the current date at the Guaranteed Minimum Interest Crediting Rate on the Fixed Account; and the death benefit will be equal to 101% of the Surrender Value.

SF 992 NY A	7	[SAMPLE]

NO LAPSE GUARANTEE TEST

We guarantee this policy will stay in force during the No Lapse Guarantee period when (A minus B) is greater than or equal to C, where:
Ais the sum of premiums paid;
Bis the sum of Loan Indebtedness and partial surrenders; and
Cis the sum of the No Lapse Guarantee Monthly Premiums since the Policy Date to the most recent Monthly Date.

The No Lapse Guarantee Period and the No Lapse Guarantee Monthly Premium are shown on the Data Pages. The No Lapse Guarantee Monthly Premium will never decrease during the life of this policy, including in the event of a Face Amount decrease.

The No Lapse Guarantee Monthly Premium may increase if an adjustment is made to Your policy, such as an increase in Face Amount, a change in Your Death Benefit Option or the addition of a rider to Your policy.
Monthly Policy Charges are deducted during the No Lapse Guarantee Period. Monthly Policy Charges not deducted due to insufficient Net Surrender Value will not accumulate during the No Lapse Guarantee Period. However, You may have to pay additional premium at the end of the No Lapse Guarantee Period to keep the policy in force.

If on any Monthly Date You have not met the no lapse guarantee test, We will send You a notice. Even if You have not met the no lapse guarantee test, the policy will not enter a grace period as long as the Net Surrender Value is sufficient to cover the Monthly Policy Charge on a Monthly Date.

GRACE PERIOD

During the No Lapse Guarantee Period, a 61-day grace period will begin if (i) You have not met the no lapse guarantee test and (ii) the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge. Subsequent to the No Lapse Guarantee Period, a 61-day grace period will begin if the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge. We will mail a notice of impending policy termination to Your last address known to Us and to any assignee on record. This notice will tell You the minimum required payment, payment instructions and the grace period end date and will be sent no earlier than, and within 30 days after, the policy processing day on which the insufficiency occurred.
If, by the end of the grace period, You have not paid to Our Home Office the minimum required payment, Your policy, including the privileges and rights of the owner(s), will terminate without value as of the end of the grace period. The payment must be honored by Your financial institution upon initial receipt to be considered a payment.

During the No Lapse Guarantee Period, the minimum required payment is the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below.
The cumulative premium shortfall is (A minus B) plus C where:
Ais the cumulative No Lapse Guarantee Monthly Premiums due at the start of the grace period; and
Bis the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders; and
Cis three No Lapse Guarantee Monthly Premiums.

SF 992 NY A	8	[SAMPLE]

The Net Surrender Value shortfall is (A plus B) divided by C where:
Ais the amount by which the surrender charge is more than the Net Policy Value at the start of the grace period after the Monthly Policy Charge is deducted;
Bis three Monthly Policy Charges; and
Cis 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

Subsequent to the No Lapse Guarantee Period, the minimum required payment is the Net Surrender Value shortfall described above.

As stated in the Death Proceeds section, if the Insured dies during a grace period, then We will deduct from the death proceeds the lesser of any overdue Monthly Policy Charges and, if applicable, the amount required to meet any no lapse guarantee provision or Death Benefit Guarantee Premium Requirement. If Your policy is on Death Benefit Option 1 and the Insured dies during a grace period for which the amounts required under C above for the cumulative premium shortfall or under B above for the Net Surrender Value shortfall have been applied, We will add to the death proceeds a refund of such amounts applied for any period beyond the Policy Month in which the Insured's death occurred.

TERMINATION

Your policy and all of its privileges and rights terminate on the date:
1.You surrender Your policy;
2.the death proceeds are paid;
3.the maturity proceeds are paid; or
4.the grace period ends as described in the Grace Period provision.

REINSTATEMENT

If Your policy terminates as described in the Grace Period provision, You may reinstate it provided all of the following are met:
1.Such reinstatement is prior to the Policy Maturity Date;
2.You have not surrendered Your policy;
3.Not more than three years have elapsed since Your policy terminated;
4.You supply evidence which satisfies Us that the Insured is alive and is insurable under Our underwriting guidelines then in effect;
5.You either repay or reinstate any Loan Indebtedness existing at termination; and
6.You make the minimum required payment as defined by (a) or (b) below:
(a)If Your policy terminated during the No Lapse Guarantee Period, You must pay the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below.
The cumulative premium shortfall is (A minus B) plus C where:
A     is the cumulative No Lapse Guarantee Monthly Premiums due at the end of the grace period; and
Bis the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders; and
Cis three No Lapse Guarantee Monthly Premiums.
The Net Surrender Value shortfall is (A plus B) divided by C where:
A     is the amount by which the surrender charge is more than the Net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted;
Bis three Monthly Policy Charges; and
Cis 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

(b)If Your policy terminated subsequent to the No Lapse Guarantee Period, You must pay the Net Surrender Value shortfall set forth below.
The Net Surrender Value shortfall is (A plus B) divided by C where:

SF 992 NY A	9	[SAMPLE]

A     is the amount by which the surrender charge is more than the Net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted;
Bis three Monthly Policy Charges; and
Cis 1.0 minus the Guaranteed Maximum Premium Expense Charge percentage.

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your Policy Date will remain the original Policy Date. The Net Surrender Value on the reinstatement effective date will be the same as the Net Policy Value was on the date the policy terminated. The surrender charges, if any, and the Premium Expense Charge and the No Lapse Guarantee Test are calculated based on the number of years the policy was in force. Other charges will be calculated as if the policy never terminated. Upon reinstatement, We will send You Data Pages that reflect the current status of Your policy. At reinstatement, Your Policy Value as well as the Net Premium received will be allocated to the Divisions, Fixed Account and/or the Fixed DCA Account according to Your most recent allocation instructions.

PREMIUM INVESTMENT OPTIONS
ALLOCATIONS

You may allocate Net Premiums to the Divisions, the Fixed Account, and/or the Fixed DCA Account. Allocation percentages must be zero or a whole number, with the sum of percentages equal to 100.

We will allocate Net Premiums according to Your most recent allocation instructions. You may change the allocation instructions by providing Us Notice.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at any rate We determine at Our sole discretion. Interest rates are subject to change at any time at Our sole discretion and as described in the Changes in Policy Charges and Rates provision. We guarantee that any interest rate will never be less than the Guaranteed Minimum Interest Crediting Rate on the Fixed Account shown on the Data Pages. Once credited, interest is nonforfeitable. The Fixed Account is a part of Our general account.

All interest rates stated accrue and are credited daily and are effective annual rates. We apply these rates to properly reflect the actual date We receive any premium and any changes in policy loan amounts.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account)

Net Premiums allocated to the Fixed DCA Account will earn interest at any rate We determine at Our sole discretion. Interest rates are subject to change at any time at Our sole discretion. We guarantee that any interest rate will never be less than the Guaranteed Minimum Interest Crediting Rate on the Fixed Account shown on the Data Pages. Once credited, interest is nonforfeitable. The Fixed DCA Account is a part of Our general account.

All interest rates stated accrue and are credited daily and are effective annual rates. We apply these rates to properly reflect the actual date We receive any premium and any changes in policy loan amounts.

SF 992 NY A	10	[SAMPLE]

Net Premiums allocated to the Fixed DCA Account will be transferred each Monthly Date over the length of the DCA Duration to the Fixed Account and/or any of the Divisions You elect. The transfers will begin on the first Monthly Date following 20 days after the Effective Date. If the purchase of this policy falls within the definition of a replacement under state law, the transfers will begin on the Monthly Date following the number of days corresponding to the examination offer period of a particular state’s replacement requirements.

The amount of the transfer will be determined by dividing the Fixed DCA Account value by the number of months remaining in the DCA Duration. You may transfer the Fixed DCA Account value in fewer months than are remaining in the DCA Duration or change Your allocation instructions by providing Us Notice.

The initial Net Premium allocated to the Fixed DCA Account must equal or exceed the Minimum Fixed DCA Account Amount shown on the Data Pages. Net Premiums allocated to the Fixed DCA Account will receive the interest rate in effect on the date those Net Premiums are allocated to the Fixed DCA Account.

Additional Net Premiums may be applied to the existing Fixed DCA Account for the remainder of the DCA Duration. You may not transfer values from the Fixed Account or from any Division(s) to the Fixed DCA Account.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains, and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains, or losses of other Divisions or Our other income, gains, or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains, and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions’ assets, without regard to Our other income, gains, or losses. The assets of the Separate Account will be valued at least as often as any policy benefits vary but at least monthly.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the New York State Department of Financial Services and/or federal regulatory authorities.

SF 992 NY A	11	[SAMPLE]

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation instructions and transfer any value in the eliminated or combined Divisions to other Division(s) and/or the Fixed Account. Or, in the event of a material change in the investment policy of the Variable Life Separate Account, You have the option to convert this policy, without evidence of insurability, to a general account life insurance policy. You may exercise these rights until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may exercise these rights at no charge only if You have an interest in the affected Division(s).

Where required, the approval process for any change is on file with the Commissioner of the state in which this policy is delivered.

BENEFITS WHILE THE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Divisions, the Fixed Account, and the Fixed DCA Account. Policy Values are determined at least monthly and will not be less than required by the laws of the state in which this policy is delivered.

LOAN ACCOUNT VALUE

You may borrow against Your policy under certain conditions. When You take out a loan, We transfer the amount of the loan from one or more of the Divisions, the Fixed Account, and/or the Fixed DCA Account into the Loan Account. For details of the Loan Account see the Policy Loans section.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:
1.Net Premiums allocated to it; plus
2.amounts transferred to it; plus
3.interest credited to it; less
4.amounts deducted from it; less
5.amounts transferred from it; less
6.amounts surrendered from it.

FIXED DCA ACCOUNT VALUE

The Fixed DCA Account value for the purpose of determining monthly transfers is equal to:
1.Net Premiums allocated to it; plus
2.interest credited to it; less
3.amounts deducted from it; less
4.amounts transferred from it; less
5.amounts surrendered from it.

SF 992 NY A	12	[SAMPLE]

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals A minus B, where:
Ais the number of Units credited to the Division because of:
1.Net Premiums allocated to it; and
2.amounts transferred to it.
Bis the number of Units redeemed from the Division because of:
1.amounts deducted from it;
2.amounts transferred from it; and
3.amounts surrendered from it.
The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction.

UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Period.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Business Day by the particular Division’s net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Business Day is equal to A divided by B, where:
Ais the Net Asset Value of the underlying Mutual Fund shares held by that Division at the end of such Business Day before any policy transactions are made on that day; and
Bis the Net Asset Value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day.

TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Divisions, the Fixed Account, and the Fixed DCA Account as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Business Day.

RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any Division, or any underlying Mutual Fund. Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all owners. In addition, We may suspend or modify transfer privileges at Our sole discretion, at any time, to prevent transfers that could disadvantage other owners. These modifications include:
1.requiring a holding period of a minimum of thirty days before permitting a transfer among the Divisions;
2.not accepting transfer requests from someone providing them for multiple policies for which he or she is not the owner; or
3.imposing a Transfer Fee as shown on the Data Pages.

SF 992 NY A	13	[SAMPLE]

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Division, but not to the Fixed DCA Account, by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account each Policy Year, as follows:
1.You must provide Us Notice within 30 days following either the Policy Date or any policy anniversary.
2.You must specify the dollar amount or percentage to be transferred, which must be at least the Minimum Unscheduled Transfer Amount shown on the Data Pages and may not exceed 25% of Your Fixed Account value as of the later of the Policy Date or the last policy anniversary.
3.However, if Your Fixed Account value is less than $1,000, You may transfer up to 100% of Your Fixed Account value within 30 days after any policy anniversary.

SCHEDULED FIXED ACCOUNT TRANSFERS - You may make scheduled transfers on a monthly basis from the Fixed Account as follows:
1.Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.
2.Your Fixed Account value must equal or exceed the Minimum Fixed Account Value for scheduled transfers shown on the Data Pages.
3.The monthly transfer will be the dollar amount or percentage You specify and that amount must equal or exceed the Minimum Scheduled Transfer Amount shown on the Data Pages. The monthly amount transferred cannot exceed 2% of Your Fixed Account value as of the latest of the Policy Date, last policy anniversary, or the date the request is received by Us.
4.The transfers will continue until Your Fixed Account value is zero or We receive Notice to stop the transfers.
5.You may change the dollar amount or percentage of these scheduled transfers once each Policy Year by providing Us Notice.
6.If You stop the scheduled transfers, You may not start them again until six months after the date of the last scheduled transfer completed.

TRANSFERS FROM FIXED DCA ACCOUNT

You may make unscheduled transfers from the Fixed DCA Account to the Fixed Account and/or Divisions.

TRANSFERS FROM DIVISIONS

You may transfer amounts from a Division to either the Fixed Account or another Division, but not to the Fixed DCA Account, by making either a scheduled or unscheduled Division transfer, subject to the following conditions:

Transfers to the Fixed Account are allowed only if:
1.You have not transferred any amount from the Fixed Account for at least six months; and
2.Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with Our prior approval.

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division, subject to Our Reservation of Rights (see Transfers Allowed provision). You must specify the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of Your Division or the Minimum Unscheduled Transfer Amount shown on the Data Pages. We reserve the right to charge a Transfer Fee, not to exceed the Transfer Fee shown on the Data Pages.

SF 992 NY A	14	[SAMPLE]

SCHEDULED DIVISION TRANSFERS - You may make scheduled transfers from a Division, as follows:
1.Transfers will begin on the date You specify, other than the 29th, 30th or 31st.
2.You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).
3.You must specify the dollar amount or percentage to transfer from each Division and such amounts must equal or exceed the lesser of the value of those Divisions or the Minimum Scheduled Transfer Amount shown on the Data Pages.
4.The value of each Division from which transfers are made must equal or exceed the Minimum Division Value for scheduled transfers shown on the Data Pages.
5.The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers.
6.We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.
7.You may not make scheduled transfers from a Division to the Fixed Account.

AUTOMATIC PORTFOLIO REBALANCING (APR)

APR allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected. APR transfers are effective at the end of the Valuation Period during which We receive Your Notice.

APR transfers:
1.do not begin until the expiration of the Right To Examine Policy period (see the Right to Examine Policy provision on the front cover of Your policy);
2.may be made on the frequency You specify, subject to the following:
(a)quarterly APR transfers may be made on a calendar year or Policy Year basis; and
(b)semiannual or annual APR transfers may only be done on a Policy Year basis;
3.do not begin until We receive Your Notice;
4.are not available during the DCA Duration;
5.are not available with the Fixed Account; and
6.are not available if You have scheduled transfers from the same Division.

POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Net Surrender Value.

UNSCHEDULED LOANS - Unscheduled loans are available in all Policy Years. If You do not direct Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your current Monthly Policy Charge.

SCHEDULED LOANS – Scheduled loans are available after the first Policy Year. Before You can set up scheduled loans, You must first withdraw, through partial surrenders, an amount which equals or exceeds the total premiums paid for the policy. We will withdraw the scheduled loans from the Fixed Account and Divisions in the same proportion as the allocation used for Your current Monthly Policy Charge. You may elect to receive scheduled loans on an annual, semi-annual, quarterly, or monthly basis, as measured from the Policy Date. The last available scheduled loan payment is determined based upon current Net Policy Value and policy charges assuming no subsequent policy adjustments are made. You may stop scheduled loans at any time by sending Us Notice.

SF 992 NY A	15	[SAMPLE]

LOAN ACCOUNT

If You borrow against Your policy, an amount equal to the loan will be transferred from the Fixed Account, Fixed DCA Account, and/or the Divisions to Your Loan Account. The effective date of the transfer is the date of the loan.

Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. The Guaranteed Minimum Policy Loan Crediting Rate on Your Loan Account is shown on the Data Pages. The interest rate is an effective annual rate. Interest accrues daily. Once credited, interest is nonforfeitable.

LOAN INTEREST CHARGE

Interest charges accrue daily on any Loan Indebtedness at the current annual loan interest rate. The current annual loan interest rate will be determined at least once every twelve months but not more frequently than once in any three month period. The Guaranteed Maximum Policy Loan Interest Rate is shown on the Data Pages and will not exceed the rate allowed by the laws of the state in which this policy was delivered. Interest is due and payable:
1.at the end of each Policy Year;
2.when You borrow from Us while there is existing Loan Indebtedness; and
3.on the day a loan payment is made.

Any interest not paid when due is added to the Loan Indebtedness and accrues interest at the same rate. The adding of unpaid interest charges to the Loan Indebtedness will cause additional amounts to be redeemed from the Divisions, the Fixed Account, and/or the Fixed DCA Account in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as Your policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions, Fixed Account, and/or Fixed DCA Account in the same manner used to allocate premium payments. Any Loan Indebtedness at the Insured’s death or at the Policy Maturity Date is deducted from the death or maturity proceeds.

Any loan payment will first be applied to unpaid loan interest and then to the outstanding policy loan.

The Grace Period provision will be applied if the Loan Indebtedness equals or exceeds Your Surrender Value unless Your specified premiums or Monthly Policy Charges are being waived under the provisions of a rider attached to Your policy.

POLICY SURRENDER
You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice.

The Net Surrender Value is determined at least monthly.

SURRENDER CHARGES

A surrender charge will be deducted from Your Policy Value if, within the surrender charge period, this policy is surrendered in full for its Net Surrender Value. No surrender charge will be deducted from the death proceeds, maturity proceeds, or for any partial surrender. The surrender charge will be no greater than the Guaranteed Maximum Surrender Charges shown on the Data Pages for the Policy Year of surrender.

SF 992 NY A	16	[SAMPLE]

Surrender charges vary based on the Face Amount, and age at issue or adjustment. Surrender charges will apply during the Policy Years as shown on the Data Pages. Any Face Amount increase has its own surrender charge period, which begins on the Adjustment Date. The Guaranteed Maximum Surrender Charges on the Data Pages show the total of the surrender charges for the Initial Face Amount as of the Policy Date plus the surrender charge(s) for any Face Amount increase(s).

Decreases in Face Amount do not decrease the Guaranteed Maximum Surrender Charges shown on the Data Pages.

PARTIAL SURRENDERS

You may request unscheduled or scheduled partial surrenders of the Net Surrender Value. Your Policy Value is reduced by the amount of a partial surrender.

Any partial surrender will result in a withdrawal from the Fixed Account and/or a redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Notice.

A partial surrender may reduce Your Face Amount. If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount due to a partial surrender will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face Amount. The resulting Face Amount must be at least the Minimum Face Amount for this policy as shown on the Data Pages.

All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Face Amount may be required in order to maintain compliance with the limits.

UNSCHEDULED PARTIAL SURRENDERS - Each Policy Year after the first Policy Year, You may receive up to two unscheduled partial surrenders from the Net Surrender Value, subject to the following:
1.each unscheduled partial surrender must be in an amount not less than the Minimum Unscheduled Partial Surrender Amount shown on the Data Pages; and
2.the total amount surrendered in any Policy Year may not exceed 75% of the Net Surrender Value as of the date of the first unscheduled partial surrender in a Policy Year.

You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. Partial surrenders are not available from the Fixed DCA Account. If You do not tell Us otherwise, We will withdraw the unscheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

Depending on the Death Benefit Option in effect at the time of the unscheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, then the Face Amount is reduced by the amount of the unscheduled partial surrender that is not considered a preferred partial surrender, as described later in this section.

The Face Amount reduction will be less if a partial surrender would cause the Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Face Amount reduction will be the difference between the Face Amount prior to the partial surrender and the minimum death benefit.

SF 992 NY A	17	[SAMPLE]

If Death Benefit Option 2 is in effect, then the Face Amount is not reduced.

If Death Benefit Option 3 is in effect, then the Face Amount is reduced by the lesser of A or B where:
A    is the unscheduled partial surrender amount;
B    is the greater of (a) the amount that total unscheduled partial surrenders exceed total premiums paid, or (b) zero.

The Face Amount reduction will be less if a partial surrender would cause the Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Face Amount reduction will be the difference between the Face Amount prior to the partial surrender and the minimum death benefit.

SCHEDULED PARTIAL SURRENDERS - Scheduled partial surrenders are available after the first Policy Year. You may select to receive scheduled partial surrenders on an annual, semi-annual, quarterly, or monthly basis as measured from the Policy Date. The amount surrendered may not exceed 90% of the Net Surrender Value as of the effective date of each scheduled partial surrender.

We will withdraw the scheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

When total partial surrenders equal total premiums paid, scheduled partial surrenders will stop. You may also stop scheduled partial surrenders by sending Us Notice.

Depending on the Death Benefit Option in effect at the time of the scheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, then the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any change to a scheduled partial surrender is effective. The Face Amount is reduced by the amount of total scheduled partial surrenders planned in each Policy Year that are not considered preferred partial surrenders, as described later in this section.

The Face Amount reduction will be less if a partial surrender would cause the Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Face Amount reduction will be the difference between the Face Amount prior to the partial surrender and the minimum death benefit.

If Death Benefit Option 2 is in effect, then the Face Amount is not reduced.

If Death Benefit Option 3 is in effect, then the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any increase to a scheduled partial surrender is effective. The Face Amount is reduced by the lesser of A or B where:
A is the scheduled partial surrender amounts planned for that Policy Year;
B is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero.

The Face Amount reduction will be less if a partial surrender would cause the Face Amount to reduce below the minimum death benefit, as defined by applicable tax law. In this case, the maximum Face Amount reduction will be the difference between the Face Amount prior to the partial surrender and the minimum death benefit.

SF 992 NY A	18	[SAMPLE]

PREFERRED PARTIAL SURRENDER – means an annual amount that You may surrender from Your policy that will not result in a Face Amount reduction. Preferred partial surrenders are available only when (i) the policy has Death Benefit Option 1 in effect, and (ii) the surrender is made during the period between Policy Years two through 15. The annual amount is equal to 10% of the Net Surrender Value as of the end of the prior Policy Year and is not cumulative from year to year. The annual amount may not exceed $100,000 in any Policy Year, subject to a maximum amount of $250,000 through Policy Year 15. However, a partial surrender that exceeds the preferred partial surrender amount in any year, as described above, will result in a reduction in the Face Amount of the policy.

POLICY CHARGES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:
1.the cost of insurance (described below);
2.the cost of additional benefits provided by any rider in effect for the Policy Month;
3.the current monthly administration charge, which will not exceed the Guaranteed Maximum Monthly Administration Charge shown on the Data Pages;
4.the current asset based charge imposed on the Divisions, which will not exceed the Guaranteed Maximum Annual Asset Based Charge shown on the Data Pages; and
5.the current monthly policy issue charge which will not exceed the Guaranteed Maximum Monthly Policy Issue Charge shown on the Data Pages; and
6.any additional charges shown on the Data Pages.

We will deduct the Monthly Policy Charge from the Policy Value.

You select how the deduction for Your Monthly Policy Charge will be allocated. Your choices are:
1.the allocation instructions You chose for Your premiums; or
2.determined on a Prorated Basis; or
3.any other allocation upon which We mutually agree.

If You do not designate Monthly Policy Charge allocation instructions, they will be the same allocation instructions You chose for Your premiums.

If the amount in a Division, the Fixed Account, and/or the Fixed DCA Account is insufficient to allow the allocation You chose, the deduction for Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Division, the Fixed Account, and/or the Fixed DCA Account, the allocation percentages must be zero or a whole number. The sum of the percentages must equal 100. Changes in allocation instructions may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is:
1.the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000; multiplied by
2.the Net Amount At Risk.

SF 992 NY A	19	[SAMPLE]

COST OF INSURANCE RATES

Cost of insurance rates are determined by Us and will never be higher than the guaranteed maximum rates stated in the Table of Guaranteed Maximum Cost of Insurance Rates shown on Your Data Pages. We may use rates lower than these guaranteed maximum rates. We determine cost of insurance rates based on Our expectations as to Our future investment earnings, expenses, and mortality and persistency experience. Any change in these rates applies to all individuals of the same class as the Insured.

Cost of insurance rates at issue and for any Face Amount increases vary by the age at issue and adjustment, duration since issue and adjustment, risk class, and tobacco status of the Insured.

When two or more risk classes apply as a result of an increase in Face Amount, the cost of insurance rates will be a weighted average based on the rates applicable to the Initial Face Amount and the rates applicable to the increase in Face Amount. The weighted average cost of insurance rates will be applied to the Net Amount At Risk.

MONTHLY POLICY ISSUE CHARGE

We deduct a monthly policy issue charge per $1,000 of Policy Face Amount on each Monthly Date. The monthly policy issue charge is determined by Us and is subject to change as described in the Changes In Policy Charges And Rates provision. However, it will not exceed the Guaranteed Maximum Monthly Policy Issue Charge shown on Your Data Pages.

The monthly policy issue charge at issue and for any Face Amount increase varies by age at issue and adjustment, duration since issue and adjustment, risk class, and tobacco status of the Insured.

PREMIUM EXPENSE CHARGE

The Premium Expense Charge is calculated by multiplying the Premium Expense Charge percentage by the premium payment. The Premium Expense Charge is deducted from each premium payment. The result will be the Net Premium.

The Premium Expense Charge is determined by Us and is subject to change as described in the Changes In Policy Charges and Rates provision. However, it will not exceed the Guaranteed Maximum Premium Expense Charge shown on Your Data Pages

The Premium Expense Charge varies by duration since issue or adjustment.

ADJUSTMENT OPTIONS

REQUESTING AN ADJUSTMENT

You must send Us Notice for any adjustment to Your policy. An adjustment is effective on the Adjustment Date. For a Face Amount increase the Insured and owner(s) must sign a Notice. Only the owner(s) is required to sign a Notice requesting a Face Amount decrease. The Notice must show the Face Amount desired after adjustment.

SF 992 NY A	20	[SAMPLE]

ADJUSTING THE FACE AMOUNT

While Your policy is in force You may request an increase or decrease in the Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval.

The maximum cumulative Face Amount decrease that will be allowed in Policy Years two through five is 35% of the Initial Face Amount. The maximum cumulative Face Amount decrease does not include Face Amount decreases due to partial surrenders and Death Benefit Option changes.

If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount due to an adjustment will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face Amount.

The request for an increase or decrease in the Face Amount will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase or decrease may not be allowed if it would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. A decrease will not reduce the No Lapse Guarantee Monthly Premium. The Face Amount may not be decreased below the Minimum Face Amount shown on the Data Pages.

A Face Amount decrease will not decrease the Guaranteed Maximum Surrender Charges shown on the Data Pages. A Face Amount increase will have its own surrender charge and surrender charge period.

We will send You revised Data Pages reflecting any adjustment in Face Amount.

APPROVAL OF AN ADJUSTMENT

Any increase in Face Amount will be in a risk classification We determine, and will be approved if:
1.the Attained Age of the Insured does not exceed the maximum age limit that applies to this policy on a new issue basis; and
2.the amount of the Face Amount increase is at least the Minimum Face Amount Increase shown on the Data Pages; and
3.You supply evidence which satisfies Us that the Insured is alive and insurable under Our underwriting guidelines then in effect; and
4.the death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect; and
5.Your policy is not in a grace period; and
6.the Face Amount after adjustment is not less than the Minimum Face Amount shown on the Data Pages; and
7.Your Monthly Policy Charges or premiums are not being waived under any rider.

SF 992 NY A	21	[SAMPLE]

DEATH PROCEEDS

The Death Proceeds will be Paid in a lump sum to the beneficiary(ies) subject to the provisions of this policy, after We receive Notice and due proof that the Insured died while the policy was in force and before the Policy Maturity Date. Due proof of the Insured’s death consists of a certified copy of the death certificate of the Insured. In addition, information reasonably necessary to process the death claim, such as beneficiary information, must also be provided to Us.

We request notification of the Insured’s death as soon as it occurs, or as soon thereafter as is reasonably possible. The death proceeds, determined as of the date of the Insured’s death, are A minus B minus C where:
Ais the death benefit described below plus any proceeds from any benefit rider on the Insured’s life; and
Bis any Loan Indebtedness; and
Cif the Insured’s death occurs during a grace period, is the lesser of any overdue Monthly Policy Charges and, if applicable, the amount required to meet any no lapse provision or Death Benefit Guarantee Premium Requirement. For purposes of the death proceeds calculation, these amounts will be determined as of the date of the Insured’s death.

Any premium received after the date of death will be paid to the beneficiary(ies) and will not be included in the calculation of the death proceeds. With Our consent a different arrangement for the return of premium may be specified prior to the payment of the death proceeds. However, except as outlined in the Premium Payment Limits provision, We will not refund any premiums We receive prior to the Insured’s death regardless of timing or amount of the premiums.

We will pay interest on death proceeds at an interest rate that is at least equal to the rate required by the state in which the policy was delivered.

DEATH BENEFIT OPTIONS

This policy provides three Death Benefit Options. The Death Benefit Option in effect is shown on the Data Pages. Option 3 is available only at policy issue.

Option 1.
Under option 1, the death benefit equals the greater of:
1.the Face Amount; or
2.the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages.

Option 2.
Under option 2, the death benefit equals the greater of:
1.the Face Amount plus Your Policy Value; or
2.the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages.

Option 3.
Under option 3, the death benefit equals the greater of:
1.the Face Amount plus the greater of: a) premiums paid less partial surrenders; and b) zero; or
2.the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the Data Pages.

SF 992 NY A	22	[SAMPLE]

CHANGES IN DEATH BENEFIT OPTIONS

You may change the Death Benefit Option on or after the first policy anniversary until the Policy Maturity Date shown on the Data Pages. A change in the Death Benefit Option will result in a Face Amount adjustment so that the Net Amount At Risk is the same immediately before and after the change.

If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount due to a change in the Death Benefit Option will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face Amount. The Face Amount after any reduction must be at least the Minimum Face Amount allowed, which is shown on the Data Pages.

To request a change in the Death Benefit Option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on any day other than a Monthly Date will be effective on the next following Monthly Date. If a Face Amount increase results from a Death Benefit Option change, We will not apply a surrender charge to the amount of the increase. Death Benefit Option changes are limited to two per Policy Year and, on the effective date of the change, the following apply:
1.If the change is from option 1 to option 2, We will reduce the Face Amount by the Policy Value.
2.If the change is from option 2 to option 1, We will increase the Face Amount by the Policy Value.
3.If the change is from option 3 to option 1, We will increase the Face Amount by the amount that the total premiums paid exceed partial surrenders to the date of the change.
4.If the change is from option 3 to option 2, the Face Amount will be adjusted by an amount determined by subtracting the Policy Value from the greater of: a.) total premiums paid less partial surrenders and b.) zero.
5.You may not change from option 1 to option 3, or from option 2 to option 3.
6.A Death Benefit Option change will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An additional increase in Face Amount may be required in order to maintain compliance with the limits.

We will send You revised Data Pages reflecting any change in the Death Benefit Option.

MATURITY PROCEEDS

If your policy is in force and the Insured is living on the Policy Maturity Date shown on the Data Pages, You may elect to be paid the policy's maturity proceeds which are equal to the Net Surrender Value. No surrender charges will be deducted from the policy's maturity proceeds.

MATURITY DATE EXTENSION

If You have not elected to be paid the maturity proceeds as described in the Maturity Proceeds provision and Your policy is in force and not in a grace period, the Policy Maturity Date will automatically be extended to the date of the Insured's death. The policy will continue in force, subject to applicable state laws in force at the time of the Policy Maturity Date shown on the Data Pages. When the Policy Maturity Date is extended, the following will apply:
1.Your policy will continue in force, and the Policy Maturity Date will be the date of the Insured’s death.
2.The Monthly Policy Charge will be zero.
3.No additional premium payments will be allowed, except as needed to keep the policy from lapsing.
4.No adjustment options will be available.

SF 992 NY A	23	[SAMPLE]

5.    Partial surrenders, loans and loan repayments will be allowed and interest on any Loan Indebtedness will continue to accrue.
6.    Your policy will automatically change to Death Benefit Option 1 and no future death benefit option changes will be allowed.
7.     All Division and Fixed Account values will be transferred to the Money Market Division and no further transfer rights between Divisions and/or the Fixed Account will be allowed.
8.     We will pay the beneficiary(ies) the death proceeds as described in Your policy, as of the date of the Insured’s death.

There may be tax consequences to either surrendering the policy on or after age 121, or continuing the policy past age 121. A tax advisor should be consulted to determine which choice best meets Your needs.

RIGHT TO EXCHANGE

By providing Us Notice, You may at any time within the first 18 months from the Effective Date make an irrevocable, one time election to convert this policy to a general account life insurance policy without evidence of insurability.

OWNER, BENEFICIARY, ASSIGNMENT

OWNER

The owner(s) is named in the application unless You change ownership as provided in the Change Of Owner Or Beneficiary provision. As owner(s), You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force. If an owner dies before the policy terminates, the surviving owner(s), if any, shall succeed to that person’s ownership interest, unless otherwise provided. If all owners die before the policy terminates, the policy will pass to the Insured. With our consent, You may specify a different arrangement for contingent ownership.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided in the Change Of Owner Or Beneficiary provision. If any beneficiary dies before the Insured, We will pay the death proceeds to any surviving beneficiary(ies) according to the terms of the beneficiary designation then in effect. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to the surviving owner(s) in equal percentages or, if applicable, to the last surviving owner’s estate unless otherwise provided.

If the beneficiary(ies) is not a natural person, We may require proof the beneficiary(ies) is a validly existing entity immediately prior to making payment. If reasonable proof that the beneficiary is a validly existing entity cannot be provided, then the beneficiary(ies) will be deemed to not have survived the Insured.

SF 992 NY A	24	[SAMPLE]

CHANGE OF OWNER OR BENEFICIARY

You may change the owner(s) or beneficiary(ies) of this policy by sending Us Notice. The beneficiary designation cannot be changed without the written consent of any irrevocable beneficiary(ies). Unless otherwise specified by You, the change is effective as of the date You signed the Notice, subject to any actions taken by Us prior to Our receipt of the Notice and provided all other required signatures are obtained. However, the rights of the beneficiary and new Owner are subordinate to any payments made or actions taken by Us prior to Our receipt of the Notice. We may require that You send Us this policy so We can endorse the policy to reflect the change.

ASSIGNMENT

You may assign Your policy by providing Us with an original or a certified copy of the assignment which must be in a form acceptable to Us. We assume no responsibility for the assignment's validity. An assignment does not change the ownership of the policy. The rights of beneficiaries, whenever named, except for irrevocable beneficiaries named prior to Our receipt in Our Home Office of the assignment, become subordinate to those of the assignee. Unless otherwise specified by You, the assignment becomes effective on the date the Notice of assignment is signed. However, the rights of the assignee are subordinate to any payments made or actions taken by Us prior to Our receipt of this Notice.

GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders or endorsements, any amendments to the application(s), any adjustment and reinstatement application(s), and the Data Pages make up the entire contract. If We send You revised Data Pages, the Data Pages are to be attached to and made a part of this policy. Where revised Data Pages conflict with previously issued Data Pages, the revised Data Pages will govern. All statements made in the application(s), an adjustment application(s), or any amendments to the application(s) will be considered representations and not warranties. No statement, unless it is deemed to be a material misrepresentation and is made in an application(s), or amendments thereto, will be used to contest Your policy (or contest an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement or as necessary to comply with any New York and federal law. Any change or amendment made to comply with applicable New York and federal law cannot be effective without prior approval of the New York State Department of Financial Services. Unless otherwise provided by such applicable New York and federal law, Your prior written consent is required if such change diminished the rights and/or benefit under Your policy in any manner. Any alteration must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the policy or waive any provisions.

RISK RECLASSIFICATION

You may request a change in risk class while Your policy is in force by sending Us Notice. Any reclassification will be subject to Our then current underwriting guidelines. Any new risk class will be a risk class We determine but will not be less favorable than the Insured’s current risk class. Upon approval, We will provide written confirmation of the change to Your last address known to Us. A change in risk classification may result in a change to Your rates, factors and premiums shown on Your Data Page. A risk classification change is subject to a new two-year contestable period. Refer to the Incontestability provision of the policy.

SF 992 NY A	25	[SAMPLE]

REQUESTING ADDITIONAL BENEFITS BY RIDER

You may request that additional benefits provided by rider(s) be added to Your policy after the Policy Date by sending Us Notice. Any addition of rider(s) will be subject to their availability at the time the request is received and subject to Our then current underwriting guidelines. Upon approval, We will send the requested rider(s) to Your last address known to Us.

INCONTESTABILITY

With respect to material misstatements made in the initial application(s) for this policy, We will not contest this policy after the policy has been in force during the lifetime of the Insured for two years from the Policy Date. With respect to material misstatements made in any subsequent application(s) for additional coverage, risk reclassification or reinstatement, We will not contest the additional coverage, risk reclassification or reinstated coverage resulting from such application(s) after the additional coverage, risk reclassification or reinstated coverage has been in force during the lifetime of the Insured for two years from the date of the additional coverage, risk reclassification or reinstatement.

If this policy is issued as a result of a conversion, the contestable period for the converted amount will be measured from the original policy's issue date.

MISSTATEMENT OF AGE

We will adjust the death benefit or benefit accruing if the age of the Insured has been misstated. If We become aware of a misstatement while the Insured is alive, We will neither make a retrospective recalculation of any benefits accruing under the policy, not adjust the Face Amount. However, future charges and benefits will be based on the Insured's correct age. If We become aware of a misstatement on or after the date of the Insured's death, We will adjust the death benefit. The adjusted death benefit will be equal to the death benefit that would have been purchased at the Insured’s correct age using the most recent cost of insurance rate charge and adjusting the Net Amount At Risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate.

DEFERMENT

We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within five Business Days after We receive Notice. We will usually pay any death benefit within five Business Days after We receive 1) proof at Our Home Office of the Insured’s death, and 2) any other forms We may require to be completed.

However, We reserve the right to delay payment of variable death benefits in excess of any minimum death benefits, Division Values, policy loans or partial surrenders, except when used to pay premiums, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

We also reserve the right to delay payment of values in the Fixed Account and Fixed DCA Account for up to six months after You provide Us Notice of a surrender, partial surrender or policy loan, except for any loan made to pay premiums due on Your policy. We may also defer a transfer from the Fixed Account for up to 6 months. In such case, We will disclose to You the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date the request is received by Us.

SF 992 NY A	26	[SAMPLE]

We may not be able to determine the value of the Divisions of Our Separate Account if:
1.the NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC; or
2.the SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the Net Asset Values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:
1.determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;
2.payment of any policy loans, except when the loan is made to pay premiums to Us;
3.determination of the Unit values of the Divisions;
4.any requested transfer between the Divisions;
5.any requested transfer from the Divisions to the Fixed Account; and
6.application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit Payment Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, usually within five Business Days thereafter.

If policy loans or surrenders are deferred under any other provision for more than ten Business Days after We receive Your loan or surrender request, We will pay You interest at a rate that is at least equal to the rate required by the state in which the policy was delivered and if the amount of interest is at least $25.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide within two years of the Policy Date. Instead, We will return all premiums paid, less any Loan Indebtedness, and less any partial surrenders. This amount will be paid to the beneficiary(ies) of the policy.

Any death proceeds which are a result of a Face Amount increase made under the Adjustment Options section or under any attached rider that requires evidence of insurability will not be paid if the Insured dies by suicide within two years of the Adjustment Date. Instead, We will return the sum of the Monthly Policy Charges paid for the increased amount of protection. This amount will be paid to the beneficiary(ies) of the policy.

If this policy is issued as a result of a conversion, the two-year period in this Suicide provision for the converted amount will be measured from the original policy's issue date.

If this policy terminates as described in the Grace Period provision and is later reinstated, the two-year period in this Suicide provision will not begin anew.

SF 992 NY A	27	[SAMPLE]

CHANGES IN POLICY CHARGES AND RATES

The monthly cost of insurance rates, Premium Expense Charge, asset based charge, and monthly policy issue charge cover expenses incurred by Us in the acquisition and administration of Your policy. These charges, the loan interest charge, and the interest crediting rates applied to the Fixed Account and to the Loan Account are based on Our expectations as to Our future investment earnings, expenses, and mortality and persistency experience. Any change in the above listed policy charges and rates will never result in interest rates that are lower than those guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in the above charges and rates applies to all individuals of the same class as the Insured.

BASIS OF VALUES

Guaranteed maximum cost of insurance rates and guaranteed surrender values are based on the mortality table referenced in the Basis of Values section of the Data Pages.

We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is delivered. Surrender values and paid-up nonforfeiture benefits provided by this policy are greater than or equal to those required by any statute of the state in which this policy is delivered.

STATEMENT OF VALUE

We will send You an annual policy statement each year, within 60 days after the policy anniversary, until the policy terminates. The statement will show:
1.beginning and end dates of the current statement period;
2.the Policy Value at the beginning and end of the statement period;
3.the current death benefit at the end of the statement period;
4.the Surrender Value, if any, at the end of the statement period;
5.all premiums paid during the statement period;
6.all charges deducted during the statement period;
7.any Loan Indebtedness at the end of the statement period;
8.any partial surrenders made during the statement period;
9.any investment gain or loss since the end of the last statement period;
10.the total value of each of Your Divisions and the Fixed Account at the end of the statement period;
11.if applicable, a notice that the policy may terminate without value before the end of the next statement period unless additional premiums are paid (assuming guaranteed interest, mortality and expense loads, and premium charges);
12.a description of policyowner actions that will nullify any no lapse guarantees provided by the policy or rider and whether or not such guarantee is in effect on the date of the report;
13.a description of any Policy Values, death benefit and Surrender Value that may be recomputed prior to the next statement of value; and
14.any other information required by the New York State Department of Financial Services or federal law.

ILLUSTRATIVE REPORT

After the first Policy Year, You may annually request, without charge, an illustrative report of Your policy. We may charge a reasonable fee, not to exceed $50.00, for any additional requests.

SF 992 NY A	28	[SAMPLE]

APPLICABLE TAX LAW

Certain financial transactions or changes You make to Your policy, for example any transaction involving a transfer of values, or any withdrawal of policy values, including loans or surrenders, may have tax consequences. You should consult with legal or tax advisers for assistance.

This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code and all related regulatory materials ("Code") in order for You to receive the tax treatment accorded to life insurance under the Code. Therefore, to maintain this qualification to the maximum extent permitted by law, We reserve the right to return any premium payments that would cause this policy to fail to qualify as life insurance under the Code as interpreted by Us. Further, We reserve the right to make changes in this policy, to disallow policy adjustments or to make distributions from the policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. Unless otherwise provided by applicable New York and federal law, Your prior written consent is required if a change in this policy diminishes the rights and/or benefits under Your policy in any manner.

SF 992 NY A	29	[SAMPLE]

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Principal Life Insurance Company
Des Moines, IA 50392-0001

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE
POLICY. The amount of the death benefit, the duration of the coverage and Policy Values that are based on the Separate Account assets are not guaranteed and will decrease or increase with investment experience. This policy is non-participating. Benefits are payable at the earlier of the Policy Maturity Date or the death of Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date shown on the Data Pages or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits.

SF 992 NY A	[SAMPLE]